SAMPLE STOCK CERTIFICATE

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

DARBY ACQUISITION CORPORATION

AUTHORIZED CAPITAL STOCK 50,000, PAR VALUE $.001 PER SHARE

THIS CERTIFIES THAT is the owner of fully paid and nonassessable shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

IT WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ___ day of ____, 2000.


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Secretary